Exhibit 99.1

Ramaco Resources Inc. Announces Substantial Increase In Size of Revolving Credit Facility and Extension of Its Term

LEXINGTON, Ky., December 30, 2025 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB) ("Ramaco" or the "Company") announced that its principal bank lender, KeyBank, N.A. (“KeyBank”), amended the Company's existing Revolving Credit Agreement to increase the overall commitments under the Facility to $500 million, including a $350 million revolving commitment and a $150 million accordion feature. The commitments under the previous Facility were $200 million with a $75 million accordion feature. In addition, the maturity date was extended from 2029 to 2030.

This enhanced financial flexibility signifies an important milestone that supports our long-term growth objectives, and with other financing in the second half of 2025 represents almost $1 billion of capital market and banking transactions by Ramaco since this August.

KeyBank served as the Administrative Agent and KeyBank and Truist served as Joint Lead Arrangers and Joint Book Runners for the Facility, while Truist served as Syndication Agent. Associated Bank, National Association and Old National Bank served as Co-Documentation Agents. Other banking partners Morgan Stanley, Goldman Sachs, Texas Capital, STAR Financial, and Trustmark are also part of the overall syndicated Facility.

“We appreciate our strengthened partnership with KeyBank and value the key players in our expanded syndicate,” said Randall Atkins, Ramaco's Chairman and Chief Executive Officer. “We sincerely appreciate KeyBank’s continued support of our Company since 2018. The new Facility increases our overall credit capacity to $500 million and extends the term to 2030, providing us with significant financial flexibility. This solid foundation enables us to continue disciplined growth in our metallurgical coal business, return capital to shareholders, and to advance our Brook Mine critical mineral and rare earth development. We believe the amended credit facility enhances our ability to create long-term value for our investors.”

Additional information regarding the amended Revolving Credit Agreement may be found in the Company’s Current Report of Form 8-K filed with the SEC today.

About Ramaco Resources

Ramaco Resources, Inc. is a dual platform critical mineral company that is both an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia and southwestern Virginia, and a developing producer of coal, rare earth and critical minerals in Wyoming. The Company’s executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production.

In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company currently operates a carbon research and pilot facility related to the development and production of advanced carbon products and materials derived from coal. In connection with these activities, it holds a body of roughly 76 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company’s growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company’s ability to successfully develop the Brook Mine rare earth and critical mineral project, including whether the Company’s exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the estimated mineral resources at Brook Mine will be converted into mineral reserves in the future. Rare earth and critical minerals is a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.